EXHIBIT 99.1

Donegal Group Inc. Announces 2016 Fourth Quarter and Full Year Results

MARIETTA, Pa., Feb. 17, 2017 (GLOBE NEWSWIRE) -- Donegal Group Inc. (NASDAQ:DGICA) (NASDAQ:DGICB) today reported its financial results for the fourth quarter and full year of 2016. Significant developments include:

  Net income and operating income1 for the full year of 2016 increased by 46.7% and 47.8%, respectively, from comparable amounts for the full year of 2015, largely due to improved underwriting results in 2016
  Net income and operating income for the fourth quarter of 2016 increased over amounts for the fourth quarter of 2015, primarily due to expenses the Company incurred in the prior-year quarter that related to the premium it paid when it repurchased 2.0 million shares of Class A common stock
  Net premiums written increased 8.5% and 9.5% for the full year and fourth quarter of 2016, respectively, from comparable amounts for the prior-year periods, primarily reflecting growth in the Company's commercial lines of business
  Statutory combined ratio1 of 96.8% for the full year of 2016, improved from 97.4% for the prior year; statutory combined ratio of 100.4% for the fourth quarter of 2016, an increase from 98.9% for the prior-year fourth quarter
  Return on average equity of 7.3% for the full year of 2016, compared to 5.1% for the prior year
  Book value per share of $16.21 at December 31, 2016, compared to $15.66 at December 31, 2015

	Three Months Ended December 31,			Year Ended December 31,
	2016	2015	% Change	2016	2015	% Change
	(dollars in thousands, except per share amounts)

Income Statement Data
Net premiums earned	$168,977	$155,557	8.6%	$656,205	$605,641	8.3%
Investment income, net	6,161	5,444	13.2	22,633	20,950	8.0
Net realized investment gains	321	1,251	NM2	2,525	1,934	30.6
Total revenues	177,196	163,796	8.2	688,423	636,387	8.2
Net income	5,554	1,984	179.9	30,801	20,990	46.7
Operating income	5,345	1,170	356.8	29,160	19,733	47.8
Annualized return on average equity	5.0%	1.9%	3.1 pts	7.3%	5.1%	2.2 pts

Per Share Data
Net income – Class A (diluted)	$0.21	$0.07	200.0%	$1.16	$0.77	50.6%
Net income – Class B	0.18	0.06	200.0	1.06	0.69	53.6
Operating income – Class A (diluted)	0.20	0.04	400.0	1.10	0.72	52.8
Operating income – Class B	0.18	0.03	500.0	1.00	0.65	53.8
Book value	16.21	15.66	3.5	16.21	15.66	3.5

1The “Definitions of Non-GAAP and Operating Measures” section of this release defines and reconciles data that the Company prepares on an accounting basis other than U.S. generally accepted accounting principles (“GAAP”).

2Not meaningful.

Management Commentary

Kevin G. Burke, President and Chief Executive Officer of Donegal Group Inc., stated, “Donegal Group reported strong fourth quarter and full year of 2016 underwriting results, highlighted by increases in both net income and operating income, with annual earnings per diluted Class A share increasing by 50.6% compared to the prior year.  We achieved a 9.5% increase in net premiums written for the fourth quarter of 2016 and an 8.5% increase for the full year of 2016, marking the seventh consecutive year in which we achieved growth in net premiums written of at least 7.0% over the previous year.  Our ability to maintain a consistent, healthy rate of growth has provided opportunities to achieve our operating objectives while maintaining a stable capital base.  We are winning market share through cultivating strong relationships with our independent agents in the regions in which Donegal Group writes business currently, and we are exploring potential new geographies in which our focused regional model would allow us to enter new markets effectively.  Donegal Mutual Insurance Company has devoted considerable resources to enhancing our shared technical capabilities in the form of predictive modeling tools, which will lead to improved underwriting performance over time, and a new billing platform, which will support our future growth.”

Mr. Burke continued, “The underwriting performance of our insurance subsidiaries was strong throughout 2016, with improvement in our statutory combined ratio to 96.8% from 97.4% in the prior year.  We achieved particularly favorable results in our commercial lines segment.  Our workers’ compensation line of business, which is focused primarily on small business and artisan contractors, generated a 79.6% combined ratio for the fourth quarter of 2016 and an 83.8% combined ratio for the full year of 2016.  Our excellent commercial lines results for the fourth quarter of 2016 offset slightly higher-than-expected losses in both frequency and severity in our personal automobile line of business.  While we attribute much of our fourth quarter loss ratio increases in this line to seasonal factors such as increased driving and adverse weather conditions, we continue to focus on improving our performance in this line through ongoing rate increases and underwriting adjustments.  We believe that these measures will begin to contribute steady improvements in the underwriting performance of our personal automobile line of business in 2017.”

Donald H. Nikolaus, Chairman of Donegal Group Inc., stated, “Our balance sheet remains strong, with our book value per share increasing to $16.21 at December 31, 2016, compared to $15.66 at December 31, 2015.  The increase in book value per share reflected our strong operating results throughout 2016, including contributions from increased investment income and net realized investment gains, offset by cash dividend payments to our stockholders.  We remain committed to the pursuit of profitable growth, solid underwriting performance, increased return on stockholders' equity and active capital management to enhance the long-term value of our stockholders' investment in Donegal Group.”

Insurance Operations

Donegal Group is an insurance holding company whose insurance subsidiaries offer personal and commercial property and casualty lines of insurance in four Mid-Atlantic states (Delaware, Maryland, New York and Pennsylvania), three New England states (Maine, New Hampshire and Vermont), seven Southeastern states (Alabama, Georgia, North Carolina, South Carolina, Tennessee, Virginia and West Virginia) and seven Midwestern states (Indiana, Iowa, Michigan, Nebraska, Ohio, South Dakota and Wisconsin). The insurance subsidiaries of Donegal Group and Donegal Mutual Insurance Company conduct business together as the Donegal Insurance Group.

	Three Months Ended December 31,			Year Ended December 31,
	2016	2015	% Change	2016	2015	% Change
	(dollars in thousands)

Net Premiums Written
Personal lines:
Automobile	$55,875	$51,048	9.5%	$229,789	$214,610	7.1%
Homeowners	29,422	28,522	3.2	122,811	119,541	2.7
Other	4,690	4,413	6.3	19,057	18,176	4.8
Total personal lines	89,987	83,983	7.1	371,657	352,327	5.5
Commercial lines:
Automobile	20,625	18,032	14.4	87,849	76,729	14.5
Workers' compensation	24,848	21,842	13.8	108,349	98,079	10.5
Commercial multi-peril	24,225	22,052	9.9	104,728	94,219	11.2
Other	2,091	1,804	15.9	9,451	7,483	26.3
Total commercial lines	71,789	63,730	12.6	310,377	276,510	12.2
Total net premiums written	$161,776	$147,713	9.5%	$682,034	$628,837	8.5%

The 9.5% increase in the Company’s net premiums written for the fourth quarter of 2016 compared to the fourth quarter of 2015 represented the combination of 12.6% growth in commercial lines net premiums written and 7.1% growth in personal lines net premiums written. The $14.1 million growth in net premiums written for the fourth quarter of 2016 compared to the fourth quarter of 2015 included:

  $8.1 million in commercial lines premiums that the Company attributes primarily to new commercial accounts the Company’s insurance subsidiaries have written throughout their operating regions and a continuation of modest renewal premium increases.
  $6.0 million in personal lines premiums that the Company attributes primarily to a combination of new policy growth and premium rate increases the Company has implemented over the past four quarters.

For the full year of 2016, the Company's net premiums written increased 8.5% compared to the prior year.

The Company evaluates the performance of its major lines of insurance business using statutory combined ratios, as the Company defines in “Definitions of Non-GAAP and Operating Measures.” All combined ratios the Company presents for specific lines of business in this release represent statutory combined ratios. The following table presents comparative information with respect to the Company's GAAP and statutory combined ratios for the three months and full years ended December 31, 2016 and 2015:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015

GAAP Combined Ratios (Total Lines)
Loss ratio (non-weather)	62.8%	62.9%	58.8%	59.7%
Loss ratio (weather-related)	4.3	2.9	5.7	6.1
Expense ratio	32.4	32.2	33.0	32.6
Dividend ratio	1.0	0.9	0.6	0.6
Combined ratio	100.5%	98.9%	98.1%	99.0%

Statutory Combined Ratios
Personal Lines:
Automobile	118.5%	117.0%	106.7%	104.3%
Homeowners	91.0	85.6	95.5	97.6
Other	84.1	76.0	86.3	82.7
Total personal lines	107.5	104.2	101.8	100.9
Commercial Lines:
Automobile	122.9	119.3	110.8	109.5
Workers' compensation	79.6	83.7	83.8	87.6
Commercial multi-peril	85.3	84.1	87.7	90.8
Total commercial lines	91.9	92.0	90.7	92.8
Total lines	100.4%	98.9%	96.8%	97.4%

Jeffrey D. Miller, Executive Vice President and Chief Financial Officer of Donegal Group Inc., commented, “We were pleased to achieve solid core underwriting results for the full year of 2016, as our 96.8% statutory combined ratio demonstrates. Within our personal lines segment, we reported a solid 95.5% homeowners combined ratio for the full year of 2016.  Weather-related losses for the full year of 2016 were modestly below our previous five-year average level, although weather-related losses for the fourth quarter of 2016 increased over the prior-year period due to $1.2 million in claims resulting from the inland effects of Hurricane Matthew.  While our homeowners loss ratio for the fourth quarter of 2016 included 4.4 percentage points related to claims resulting from the Gatlinburg, Tennessee wildfires, we experienced a significant decrease in the incidence of large fire losses for the full year of 2016 in spite of an increase in the number of homeowners and commercial multi-peril policies in-force during the year.  We were also pleased with our favorable full-year 2016 combined ratios for workers’ compensation and commercial multi-peril, our largest commercial lines of business.  We continue to focus on improving the underwriting performance of our personal and commercial automobile lines of business.”

Weather-related losses of $7.4 million for the fourth quarter of 2016 contributed 4.3 percentage points to the Company’s loss ratio, compared to the $4.5 million of weather-related losses, or 2.9 percentage points of the Company’s loss ratio, for the fourth quarter of 2015 and exceeded the Company's five-year average for fourth-quarter weather losses of $6.0 million. For the full year of 2016, weather-related losses were $37.1 million, comparable to the $36.9 million of weather-related losses the Company incurred for the full year of 2015.

Large fire losses, which the Company defines as individual fire losses in excess of $50,000, for the fourth quarter of 2016 were $7.4 million, or 4.4 percentage points of the Company’s loss ratio, higher than the $6.0 million of large fire losses, or 3.9 percentage points of the Company’s loss ratio, for the fourth quarter of 2015. The Company incurred large fire losses of $23.6 million for the full year of 2016, comparing favorably to the $29.5 million of large fire losses the Company incurred for the full year of 2015.

Net development of reserves for losses incurred in prior accident years for all lines of business had virtually no impact on the Company’s loss ratio for the fourth quarter of 2016, comparing favorably to an addition of 1.5 percentage points for the fourth quarter of 2015. Net development of reserves for losses incurred in prior accident years had virtually no impact to the Company's loss ratio for the full year of 2016, compared to an addition of 1.2 percentage points for the full year of 2015.

The Company’s statutory expense ratio1 was 31.9% for the fourth quarter of 2016, compared to 32.0% for the fourth quarter of 2015.

Investment Operations
Donegal Group’s investment strategy is to generate an appropriate amount of after-tax income from its invested assets while minimizing credit risk through investment in high-quality securities. As a result, the Company had 90.0% of its consolidated investment portfolio invested in diversified, highly rated and marketable fixed-maturity securities at December 31, 2016.

	December 31, 2016		December 31, 2015
	Amount	%	Amount	%
	(dollars in thousands)
Fixed maturities, at carrying value:
U.S. Treasury securities and obligations of U.S.
government corporations and agencies	$99,970	10.6%	$88,383	9.8%
Obligations of states and political subdivisions	308,876	32.7	355,671	39.5
Corporate securities	179,011	18.9	138,119	15.3
Mortgage-backed securities	263,319	27.8	229,479	25.5
Total fixed maturities	851,176	90.0	811,652	90.1
Equity securities, at fair value	47,088	5.0	37,261	4.1
Investments in affiliates	37,885	4.0	38,477	4.3
Short-term investments, at cost	9,371	1.0	13,432	1.5
Total investments	$945,520	100.0%	$900,822	100.0%

Average investment yield	2.5%		2.4%
Average tax-equivalent investment yield	3.0%		3.1%
Average fixed-maturity duration (years)	4.5		4.4

Net investment income of $6.2 million for the fourth quarter of 2016 increased 13.2% compared to $5.4 million in net investment income for the fourth quarter of 2015. The increase reflected primarily an increase in average invested assets compared to the prior-year period. Net realized investment gains were $321,042 for the fourth quarter of 2016, compared to $1.3 million for the fourth quarter of 2015. The Company had no impairments in its investment portfolio that it considered to be other than temporary during the full years of 2016 or 2015.

Mr. Miller noted, “For the full year of 2016, our invested assets rose by $44.7 million, contributing to the growth in investment income during the year.  We attribute the increase in invested assets largely to top-line premium growth, with new money investments helping us to maintain a stable 2.5% average net investment yield for 2016. We are continuing to invest new funds and proceeds of called and maturing securities in corporate and mortgage-backed fixed maturities and, to a lesser extent, dividend-paying equity securities, as we strive to preserve and increase invested capital to support our premium growth.”

The Company owns 48.2% of the outstanding stock of Donegal Financial Services Corporation (“DFSC”). DFSC owns all of the outstanding stock of Union Community Bank. The Company accounts for its investment in DFSC using the equity method of accounting. The Company’s equity in the earnings of DFSC was $387,499 for the fourth quarter of 2016 and immaterial for the fourth quarter of 2015. For the full years of 2016 and 2015, the Company’s equity in the earnings of DFSC was $1.1 million and $1.3 million, respectively. Donegal Mutual Insurance Company owns the remaining 51.8% of the outstanding stock of DFSC.

Definitions of Non-GAAP and Operating Measures

The Company prepares its consolidated financial statements on the basis of GAAP. The Company’s insurance subsidiaries also prepare financial statements based on the statutory accounting principles state insurance regulators prescribe or permit (“SAP”). In addition to using GAAP-based performance measurements, the Company also utilizes certain non-GAAP financial measures that it believes provide value in managing its business and for comparison to the financial results of the insurance companies the Company regards as its peers. These non-GAAP measures are operating income (loss) and statutory combined ratio.

Operating income (loss) is a non-GAAP financial measure investors in insurance companies commonly use. The Company defines operating income (loss) as net income (loss) excluding after-tax net realized investment gains or losses. Because the Company’s calculation of operating income (loss) may differ from similar measures other companies use, investors should exercise caution when comparing the Company’s measure of operating income (loss) to the measures other companies report.

The following table provides a reconciliation of the Company's net income to the Company's operating income for the periods indicated:

	Three Months Ended December 31,			Year Ended December 31,
	2016	2015	% Change	2016	2015	% Change
	(dollars in thousands, except per share amounts)

Reconciliation of Net Income
to Operating Income
Net income	$5,554	$1,984	179.9%	$30,801	$20,990	46.7%
Realized gains (after tax)	(209)	(814)	NM	(1,641)	(1,257)	NM
Operating income	$5,345	$1,170	356.8%	$29,160	$19,733	47.8%

Per Share Reconciliation of Net
Income to Operating Income
Net income – Class A (diluted)	$0.21	$0.07	200.0%	$1.16	$0.77	50.6%
Realized gains (after tax)	(0.01)	(0.03)	NM	(0.06)	(0.05)	NM
Operating income – Class A	$0.20	$0.04	400.0%	$1.10	$0.72	52.8%

Net income – Class B	$0.18	$0.06	200.0%	$1.06	$0.69	53.6%
Realized gains (after tax)	-	(0.03)	NM	(0.06)	(0.04)	NM
Operating income – Class B	$0.18	$0.03	500.0%	$1.00	$0.65	53.8%

Statutory combined ratio is a non-GAAP standard measurement of underwriting profitability that is based upon amounts determined under SAP. The statutory combined ratio is the sum of:

  the statutory loss ratio, which is the ratio of calendar-year incurred losses and loss expenses to premiums earned;
  the statutory expense ratio, which is the ratio of expenses incurred for net commissions, premium taxes and underwriting expenses to premiums written; and
  the statutory dividend ratio, which is the ratio of dividends to holders of workers’ compensation policies to premiums earned.

The statutory combined ratio does not reflect investment income, federal income taxes or other non-operating income or expense. A statutory combined ratio of less than 100% generally indicates underwriting profitability.

Conference Call and Webcast

The Company will hold a conference call and webcast on Friday, February 17, 2017, beginning at 11:00 A.M. Eastern Time. You may listen via the Internet by accessing the webcast link on the Company’s web site at http://investors.donegalgroup.com. A replay of the conference call will also be available via the Company’s web site.

About the Company

Donegal Group is an insurance holding company. The Company’s Class A common stock and Class B common stock trade on the NASDAQ Global Select Market under the symbols DGICA and DGICB, respectively. As an effective acquirer of small to medium-sized “main street” property and casualty insurers, Donegal Group has grown profitably since its formation in 1986. The Company continues to seek opportunities for growth while striving to achieve its longstanding goal of outperforming the property and casualty insurance industry in terms of service, profitability and growth in book value.

Safe Harbor

We base all statements contained in this release that are not historic facts on our current expectations. These statements are forward-looking in nature (as defined in the Private Securities Litigation Reform Act of 1995) and involve a number of risks and uncertainties. Actual results could vary materially. Factors that could cause actual results to vary materially include: our ability to maintain profitable operations, the adequacy of the loss and loss expense reserves of our insurance subsidiaries, business and economic conditions in the areas in which our insurance subsidiaries operate, interest rates, competition from various insurance and other financial businesses, acts of terrorism, the availability and cost of reinsurance, adverse and catastrophic weather events, legal and judicial developments, changes in regulatory requirements, our ability to integrate and manage successfully the insurance companies we may acquire from time to time and other risks we describe from time to time in the periodic reports we file with the Securities and Exchange Commission. You should not place undue reliance on any such forward-looking statements. We disclaim any obligation to update such statements or to announce publicly the results of any revisions that we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Donegal Group Inc.
Consolidated Statements of Income
(unaudited; in thousands, except share data)

	Quarter Ended December 31,
	2016	2015

Net premiums earned	$168,977	$155,557
Investment income, net of expenses	6,161	5,444
Net realized investment gains	321	1,251
Lease income	156	182
Installment payment fees	1,193	1,361
Equity in earnings of DFSC	388	1
Total revenues	177,196	163,796

Net losses and loss expenses	113,369	102,354
Amortization of deferred acquisition costs	27,842	25,641
Other underwriting expenses	26,902	24,517
Policyholder dividends	1,644	1,371
Interest	371	203
Premium paid on purchase of treasury stock	-	5,780
Other expenses	233	747
Total expenses	170,361	160,613

Income before income tax expense	6,835	3,183
Income tax expense	1,281	1,199

Net income	$5,554	$1,984

Net income per common share:
Class A - basic and diluted	$0.21	$0.07
Class B - basic and diluted	$0.18	$0.06

Supplementary Financial Analysts' Data

Weighted-average number of shares
outstanding:
Class A - basic	21,294,986	22,194,507
Class A - diluted	22,065,480	22,388,042
Class B - basic and diluted	5,576,775	5,576,775

Net premiums written	$161,776	$147,713

Book value per common share
at end of period	$16.21	$15.66

Annualized return on average equity	5.0%	1.9%

Donegal Group Inc.
Consolidated Statements of Income
(unaudited; in thousands, except share data)

	Year Ended December 31,
	2016	2015

Net premiums earned	$656,205	$605,641
Investment income, net of expenses	22,633	20,950
Net realized investment gains	2,525	1,934
Lease income	671	750
Installment payment fees	5,303	5,835
Equity in earnings of DFSC	1,086	1,277
Total revenues	688,423	636,387

Net losses and loss expenses	423,316	398,367
Amortization of deferred acquisition costs	107,876	99,513
Other underwriting expenses	108,459	97,710
Policyholder dividends	4,373	3,863
Interest	1,658	1,111
Premium paid on purchase of treasury stock	-	5,780
Other expenses	1,413	2,451
Total expenses	647,095	608,795

Income before income tax expense	41,328	27,592
Income tax expense	10,527	6,602

Net income	$30,801	$20,990

Net income per common share:
Class A - basic	$1.19	$0.78
Class A - diluted	$1.16	$0.77
Class B - basic and diluted	$1.06	$0.69

Supplementary Financial Analysts' Data

Weighted-average number of shares
outstanding:
Class A - basic	20,917,429	22,045,999
Class A - diluted	21,530,142	22,394,121
Class B - basic and diluted	5,576,775	5,576,775

Net premiums written	$682,034	$628,837

Book value per common share
at end of period	$16.21	$15.66

Annualized return on average equity	7.3%	5.1%

Donegal Group Inc.
Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
	2016	2015

ASSETS
Investments:
Fixed maturities:
Held to maturity, at amortized cost	$336,101	$310,259
Available for sale, at fair value	515,075	501,393
Equity securities, at fair value	47,088	37,261
Investments in affiliates	37,885	38,477
Short-term investments, at cost	9,371	13,432
Total investments	945,520	900,822
Cash	24,587	28,139
Premiums receivable	159,390	141,267
Reinsurance receivable	263,028	259,728
Deferred policy acquisition costs	56,309	52,108
Prepaid reinsurance premiums	124,256	113,523
Other assets	50,041	42,247
Total assets	$1,623,131	$1,537,834

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Losses and loss expenses	$606,665	$578,205
Unearned premiums	466,055	429,493
Accrued expenses	28,247	22,460
Borrowings under lines of credit	69,000	81,000
Subordinated debentures	5,000	5,000
Other liabilities	9,549	13,288
Total liabilities	1,184,516	1,129,446
Stockholders' equity:
Class A common stock	245	235
Class B common stock	56	56
Additional paid-in capital	236,852	219,525
Accumulated other comprehensive (loss) income	(2,254)	774
Retained earnings	244,942	229,024
Treasury stock	(41,226)	(41,226)
Total stockholders' equity	438,615	408,388
Total liabilities and stockholders' equity	$1,623,131	$1,537,834

For Further Information:
Jeffrey D. Miller, Executive Vice President & Chief Financial Officer
Phone: (717) 426-1931
E-mail: investors@donegalgroup.com